SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 6, 2012 (December 4, 2012)

Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

201 W. North River Drive

Suite 100

Spokane, Washington 99201

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	The disclosure in Item 5.02(d) below is incorporated herein by reference.

(d)	On December 4, 2012, our board of directors took the following actions:

•

It increased the size of the board from eight to ten persons. Because a vacancy already existed on the board following the resignation of Peter Stanton in May of this year, this resulted in a total of three vacancies on the board. In addition, as earlier disclosed, Richard L. Barbieri will resign from the board as soon as the board is ready to appoint his replacement. This will create a fourth vacancy on the board.

•	The board acknowledged the retirement of Richard L. Barbieri effective on December 4, 2012.

•

The board appointed James P. Evans, David J. Johnson, Robert G. Wolfe and Michael Vernon, effective on December 6, 2012, to fill the four vacancies on the board. The board has not yet determined committee assignments for the new directors. The board expects that each of these new directors will be nominated to stand for election by the shareholders at the annual meeting in 2013.

•

As earlier reported, Donald K. Barbieri will retire as chairman and resign from the board at the end of December 2012. The board acknowledged his retirement effective at the close of business on December 31, 2012, and appointed Melvin L. Keating to serve as successor chairman on an interim basis effective as of January 1, 2013.

•	The board decreased its size from ten to nine persons effective as of January 1, 2013.

•

The board modified the compensation that will be paid to outside directors effective as of April 1, 2013. A summary of this compensation is included as Exhibit 10.1 to this report and incorporated into this Item 5.02(d) by this reference.

James P. Evans brings nearly 40 years of hospitality, hotel and brand management expertise to our board. Most recently, Mr. Evans served as the Chief Executive Officer of Brand USA, the nation’s first public-private global marketing effort to promote the United States as the world’s premier travel destination. He previously served as the Chief Executive Officer of each of the following companies: Ardent Hotel Advisors, Jenny Craig International and Best Western International. He has also held executive management positions in operations for DoubleTree Hotel Corporation and Hyatt Hotels and Resorts.

David J. Johnson brings nearly 30 years of executive management experience to our board and joins our board following an eight-year tenure as Chairman and Chief Executive Officer of KinderCare Learning Centers, Inc. From 1991 to 1996, Mr. Johnson served as Chairman, President, and Chief Executive Officer of Red Lion Hotels, Inc. Earlier in his career, he served as President, Chief Operating Officer and Director of Dillingham Holdings and President and Chief Executive Officer of Cal Gas Corporation.

Robert G. Wolfe joins our board with more than 30 years of experience in investment banking, finance and investment management. Since 2008, Mr. Wolfe has been the principal of Windy Point, LLC, a private investment and strategic consulting firm. From 2002 to 2008, he was a partner at Northwest Venture Associates (NWVA), a venture capital fund that invested exclusively in companies based in the Pacific Northwest. Prior to his time at NWVA, he was President and Chief Operating Officer of Toronto-based GT Group Telecom, which was Canada’s largest independent local exchange carrier.

Michael Vernon brings more than 25 years of domestic and international experience in corporate finance, M&A, investor communications, and strategic development to our board. Most recently, Mr. Vernon was the Chief Financial Officer for Zulily, Inc. He previously held the Chief Financial Officer role at Big Fish Games, Inc, Zumobi, Inc, and aQuantive, Inc. Prior to these roles, Mr. Vernon was the Chief Financial Officer and Chief Operating Officer at Park Plaza International, where he helped the company transform from a franchisor into a manager of high-end hotels, and from 1995 to 1997 Mr. Vernon was the Chief Financial Officer of Red Lion Hotels, Inc. Prior to this, he held the role of Chief Executive Officer for the Port of Sacramento. Mr. Vernon’s first role in executive management was as the Chief Financial Officer for Cal Gas Corporation.

Our board has affirmatively determined that each of the four new directors is independent of our company and its management under New York Stock Exchange listing standards and the standards set forth in our Corporate Governance Guidelines.

For their service in the fourth quarter of 2012, each of the new directors will receive $2,030, which represents a prorated amount of the annual retainer payable in 2012 to our non-employee directors.

A copy of our December 6, 2012 press release announcing the appointment of the four new directors is included as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit
10.1	Summary Sheet for Director Compensation (April 1, 2013)

99.1	Press Release dated December 6, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Dated: December 6, 2012	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Senior Vice President, General Counsel and Secretary

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